Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE SECOND QUARTER OF FISCAL 2019

Red Bank, N.J. May 15, 2019 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the second quarter of fiscal 2019 which appears below compared with the second quarter of fiscal 2018. Total royalty income includes any adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as any Mobil sulfur royalties. There were no prior period adjustments for either of the second quarters of fiscal 2019 or 2018. The Trust received separate sulfur royalty payments under the Mobil Agreement of $52,728 and $46,458 during the second quarters of fiscal 2019 and 2018, respectively.

	2nd Fiscal Quarter Ended 4/30/2019	2nd Fiscal Quarter Ended 4/30/2018	Percentage Change
Total Royalty Income	$2,235,350	$2,054,020	+ 8.83%
Net Income	$2,001,753	$1,820,337	+ 9.97%
Distribution per Unit	$0.22	$0.19	+15.79%

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the first calendar quarters of 2019 and 2018. Further details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on or about May 30, 2019.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	1st Calendar Quarter Ended 3/31/2019	1st Calendar Quarter Ended 3/31/2018	Percentage Change
Gas Sales (Bcf) [1]	5.195	5.193	+ 0.04%
Gas Prices[2] (Ecents/Kwh)[3]	2.1250	1.8262	+16.36%
Average Exchange Rates[4]	1.1267	1.2361	- 8.85%
Gas Royalties	$1,428,786	$1,336,404	+ 6.91%
OEG Agreement
Gas Sales (Bcf)	16.851	16.373	+ 2.92%
Gas Prices (Ecents/Kwh)	2.1670	1.8624	+16.36%
Average Exchange Rates	1.1267	1.2364	- 8.87%
Gas Royalties	$634,454	$548,921	+15.58%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from November-January period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

Trust expenses for the second quarter of fiscal 2019 increased 1.69%, or $3,971, to $238,797 from $234,826 in the second quarter of fiscal 2018. This increase in expenses reflects the acceleration of the payment of domestic accounting costs and an increase in the NYSE annual fee.

Total royalty income received during the first six months of fiscal 2019 increased in comparison to fiscal 2018 due to higher gas prices under both the Mobil and the OEG Agreements. The comparison of the relevant periods is shown below.

	Six Months Ended 4/30/2019	Six Months Ended 4/30/2018	Percentage Change
Total Royalty Income	$4,538,350	$3,824,261	+18.67%
Net Income	$4,039,538	$3,315,423	+21.84%
Distribution per Unit	$0.44	$0.36	+22.22%

The previously declared distribution of 22 cents per unit will be paid on May 29, 2019 to owners of record as of May 17, 2019. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.